Exhibit 99.1

March 16, 2006

Via: E-Mail, Facsimile and Federal Express

Mr. Ron Kaplan, Chairman and CEO

Mr. Scott Runkel, CPA, Director

Ms. Ann Stone, Director

Mr. John Oliver, CFO and Secretary

Action Products International, Inc.

1101 N. Keller Road, Suite E

Orlando, FL 32810

Today during the middle of the board of directors meeting of Action Products International, Inc. (the “Company”) at a special meeting, which I felt was out of order and so stated on the record, I tendered my resignation to both the Board of Directors and my position on the Audit Committee of the Company. The reasons for my resignation stated at the meeting were that I have felt extremely uncomfortable with the financial statements and accounting policies and procedures of the Company, and its level of corporate governance, given its listing as a NASDAQ company, and lack of good financial information, just prior to the upcoming Audit Committee meeting, which was inexplicably postponed after last Friday’s Board Meeting.

I have requested a copy of the Company’s officers and directors liability insurance policy and will expect that my coverage will be included under this policy, and that I will receive such policy forthwith. The Company has heretofore refused to send me a copy of the policy, pursuant to my written requests in the past few months. I also hereby request that the Company send me the stock options that I have heretofore earned for past services.

My resignation is effective immediately.

I wish all of you my best in your future endeavors.

Sincerely yours,

Alan Stone

Former Member of the Board and Audit Committee

Action Products International, Inc.

Cc: Mr. Gary Blum, Esq.

Alan Stone, Managing Director

Alan Stone & Company, LLC

10940 Wilshire Blvd, 16th floor

Los Angeles, CA 90024